                                                               Exhibit 15.1



                       Report of Independent Accountants



To the Directors of
 Boston Edison Company


We have reviewed the accompanying consolidated balance sheet of Boston Edison Company (Boston Edison) as of September 30, 1998 and the related statements of income for the three and nine-month periods ended September 30, 1998 and 1997 and cash flows for the nine-month periods ended September 30, 1998 and 1997. These financial statements are the responsibility of Boston Edison's management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements in order for them to be in conformity with generally accepted accounting principles.




Boston, Massachusetts               PricewaterhouseCoopers LLP
October 22, 1998